May 8, 2026

To: Hansal Patel

Subject: Certain Equity Award and STIP Treatment in Connection With Continued Service

The Timken Company (the “Company”) values the contributions you have made to the Company and wishes to retain you as an employee of the Company through at least June 30, 2028 (the “Retention Date”). In furtherance of that, the Company has approved special alternative vesting and payment treatment solely with respect to the equity-based awards granted to you under The Timken Company 2019 Equity and Incentive Compensation Plan and any successor plans adopted by the Company (the “Incentive Plan”) and solely with respect to your awards granted to you under The Timken Company Short-term Incentive Plan and any successor plans adopted by the Company (the “STIP”), in each case as set forth in this letter agreement (the “Letter Agreement”).
You currently hold unvested time-based restricted stock units (“RSUs”) and unvested performance-based restricted stock units (“PRSUs”) granted under the Incentive Plan, and you may receive RSUs and PRSUs under the Incentive Plan in the future, subject to approval of the Compensation Committee of the Board of Directors of the Company (together, the currently held, and any future grants of, RSUs and PRSUs, the “Equity Awards”). These Equity Awards are governed by an Evidence of Award (as defined in the Incentive Plan). You also are currently a participant in the STIP, which is governed by The Timken Company Short-Term Incentive Plan Global Plan Document, (and any successor plans adopted by the Company, the “Global Plan”).
1. Scope of Letter Agreement
The terms of this Letter Agreement modify the treatment of each Evidence of Award applicable to your Equity Awards outstanding on the date of this Letter Agreement and to any Equity Awards granted to you after the date of this Letter Agreement. If there is a conflict between this Letter Agreement and an Evidence of Award, this Letter Agreement controls. This Letter Agreement also modifies the terms of any STIP awards granted to you under the Global Plan, and if there is a conflict between the Global Plan and this Letter Agreement, this Letter Agreement controls.
For purposes of this Letter Agreement, your “Qualifying Termination” means your voluntary termination of employment with the Company after the Retention Date if (i) you have given at least 90 days advance written notice to the Company of the date of such voluntary termination of employment, and (ii) prior to such voluntary termination of employment, you continue to perform your job functions in a manner consistent with past practice in all material respects, giving adequate consideration to any increased scope of responsibilities, stretch assignments or conditions outside of your control, and comply with the material written policies of the Company.

Exhibit 10.1
2. Treatment of Equity Awards Upon a Qualifying Termination
If you remain actively employed with the Company through the Retention Date, the following treatment will apply to your Equity Awards granted prior to and after the Retention Date upon your Qualifying Termination:
•Performance‑Based Restricted Stock Units (PRSUs): With respect to your PRSUs that are outstanding immediately prior to your Qualifying Termination, you will vest (as such term is defined in the Evidence of Award) in a number of PRSUs equal to the product of (i) the number of PRSUs in which you would have vested in if you had remained in the continuous employ of the Company until the normal payment date of the vested PRSUs, multiplied by (ii) a fraction (in no case greater than 1), the numerator of which is the number of whole months from the first day of the performance period applicable to the PRSUs through the date of your Qualifying Termination, and the denominator of which is the number of whole months in the entire performance period applicable to such PRSUs. Payment of any PRSUs that vest under this provision will be paid at the time and in the form specified under the applicable Evidence of Award for such PRSUs and in compliance with Section 409A of the Internal Revenue Code (“Section 409A”).

•Restricted Stock Units (RSUs): With respect to your RSUs that remain outstanding immediately prior to your Qualifying Termination, you will continue to vest in a number of such RSUs equal to (i) the product of (a) the total number of RSUs subject to the RSU award, multiplied by (b) a fraction (in no case greater than 1), the numerator of which is the number of whole calendar months from the first day of the full vesting period applicable to the RSUs through the date of your Qualifying Termination, and the denominator of which is the number of whole months in the full vesting period applicable to such RSUs, minus (ii) the number of RSUs subject to the RSU award that have previously vested. Payment of any RSUs that vest under this provision will be at the time and in the form specified in the applicable Evidence of Award for such RSUs and in compliance with Section 409A.
If the Company grants equity-based awards under the Incentive Plan to you in a form other than RSUs and PRSUs in the future, those awards will be subject to a comparable prorated vesting approach intended to achieve a similar economic value as that set forth for RSUs and PRSUs in this Section 2, above, in the event you have otherwise satisfied the requirements for special alternative vesting of RSUs and PRSUs in this Letter Agreement.
3. Treatment of Equity Awards in All Other Circumstances
If your employment terminates for any reason other than a Qualifying Termination, treatment of your unvested PRSUs and unvested RSUs will be determined under the terms and conditions of the applicable Evidence of Award, as unaffected by this Letter Agreement. For the avoidance of doubt, if the circumstances of your termination of employment satisfy the requirements to be a Qualifying Termination and also satisfy the requirements for an alternative vesting event under the Evidence of Award applicable to unvested PRSUs or unvested RSUs, then you will be entitled to the alternative vesting treatment for such PRSUs or RSUs under either (i) this Letter Agreement or (ii) the Evidence of Award, that is more favorable to you and for which all requirements for such vesting have been satisfied (but in no event will there be a duplication of payments or benefits).

Exhibit 10.1
4. Treatment of STIP
If you remain actively employed with the Company through the Retention Date, the following treatment will apply to your unpaid STIP award for the calendar year in which your Qualifying Termination occurs and the immediately preceding completed calendar year:
•Prior Year STIP: If you have a Qualifying Termination and have not yet been paid your STIP award for the calendar year before the calendar year in which your Qualifying Termination occurs, you will remain eligible for that STIP award as if you had stayed employed through the payment date for that STIP award.
•Current Year STIP: You will also remain eligible for a STIP award for the calendar year in which your Qualifying Termination occurs, as if you had stayed employed through the payment date for that STIP award; provided that if your Qualifying Termination occurs before July 1 of that calendar year, any STIP award you receive will be prorated based on your Earnings (as defined in the STIP Global Plan Document) for the calendar year of your Qualifying Termination earned before the date of your Qualifying Termination.
If your employment terminates for any reason other than a Qualifying Termination, treatment of any unpaid STIP awards will be determined under the terms and conditions of the Global Plan for that applicable STIP, as unmodified by this Letter Agreement. For the avoidance of doubt, if the circumstances of your termination of employment satisfy the requirements to be a Qualifying Termination and also satisfy the requirements for an alternative vesting event under the Global Plan for that applicable STIP, then you will be entitled to the alternative vesting treatment under either (i) this Letter Agreement or (ii) the Global Plan, that is more favorable to you and for which all requirements for such vesting have been satisfied (but in no event will there be a duplication of payment or benefits).

5. Other Terms
If, during your employment or after, you fail to comply with your obligations under any non-competition, confidentiality, or other restrictive covenant agreements with the Company, including, but not limited to, the Nondisclosure and Assignment Agreement between you and the Company, and The Timken Company Non-Disclosure, Restrictive Covenant, and Assignment Agreement, you will not be entitled to any of the special alternative vesting terms for your Equity Awards or STIP that are provided for under this Letter Agreement. Except as expressly modified in this Letter Agreement, (i) all other terms and conditions of the Evidence of Award applicable to your Equity Awards remain unchanged and shall apply to the applicable Equity Award, and (ii) all other terms and conditions applicable to your STIP awards remain unchanged and shall apply to the applicable STIP award.
In the event of any litigation between the Company and Executive arising out of or relating to this Letter Agreement, the non‑prevailing party shall reimburse the prevailing party for any costs and expenses reasonably incurred in connection with such litigation, including, without limitation, reasonable attorneys’ fees.
Nothing in this Letter Agreement (or otherwise) (a) limits your right to any monetary award offered by a government-administered whistleblower award program for providing information directly to a

Exhibit 10.1
government agency (including the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Sarbanes-Oxley Act of 2002) or (b) prevents you from providing, without prior notice to the Company, information (including documents) to governmental authorities or agencies regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities or agencies regarding possible legal violations (for purpose of clarification, you are not prohibited from providing information (including documents) voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act). The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by privilege.
This Letter Agreement does not constitute an offer or guarantee of employment or continued employment with the Company or any of its subsidiaries or affiliates.

Sincerely,
/s/ Lucian Boldea
Lucian Boldea
President & CEO
The Timken Company

Please sign below to acknowledge your agreement with the terms described above.
Accepted and Agreed:
Officer Name _/s/ Hansal N. Patel_______________________ Date: May 8, 2026